Exhibit 99.2

NEWS RELEASE

HEILIG-MEYERS COMPANY ANNOUNCES FILING OF AMENDED AND RESTATED JOINT LIQUIDATING PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

RICHMOND, VA, March 11, 2005 – Heilig-Meyers Company and certain of its wholly owned subsidiaries, Heilig-Meyers Furniture Company, Heilig-Meyers Furniture West, Inc., HMY Star, Inc., and MacSaver Financial Services, Inc. (collectively, the “Companies”), today announced that they and the Official Committee of Unsecured Creditors have filed an Amended and Restated Joint Liquidating Plan of Reorganization (the “Amended Plan”) and Disclosure Statement with the U.S. Bankruptcy Court for the Eastern District of Virginia. The Amended Plan amends and restates the Proposed Joint Plan of Reorganization (the “Initial Plan”) filed by the Companies and HMY RoomStore, Inc. (“RoomStore”) on September 16, 2004. The Bankruptcy Court will conduct a hearing for the purpose of making a determination as to the adequacy of the Disclosure Statement. Once the Bankruptcy Court approves the Disclosure Statement, the Companies will ask creditors to vote in favor or against the Plan.

The Initial Plan contemplated that only RoomStore would emerge as a reorganized business enterprise. Subsequently, the Companies, HMY RoomStore, Inc. and the Creditors’ Committee determined that the value of RoomStore as a going concern would be best preserved and maximized for the benefit of the creditors of the Companies and RoomStore by filing and confirming a stand alone plan of reorganization for RoomStore. Accordingly, on February 2, 2005, a Joint Plan of Reorganization Proposed by HMY RoomStore, Inc. and the Official Committee of Unsecured Creditors (the “RoomStore Plan”) was filed with the Bankruptcy Court. Heilig-Meyers Company is the single largest creditor of RoomStore and, under the RoomStore Plan, will receive approximately 67% of the new common stock of Reorganized RoomStore. Reorganized RoomStore will continue to operate over 60 stores under the “RoomStore” name.

Under the terms of the proposed Amended Plan, pre-petition creditors will receive beneficial interests in a Liquidation Trust in settlement of their claims. All of the Companies’ assets will be transferred to a Liquidation Trust to be converted to cash for distribution or distributed directly to the beneficiaries of the Liquidation Trust. The holders of existing common stock of Heilig-Meyers Company will receive no distribution under the proposed Amended Plan and will have no interest in the Liquidation Trust, and it is anticipated that the existing shares of common stock will be cancelled.

Certain statements contained herein constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. The Companies assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.